SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 21, 2009 (September 15, 2009)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 West Jefferson Boulevard, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Event

Purchase Agreements and Master Lease Agreement

On September 15, 2009, Steel Dynamics, Inc. (the “Company”) entered into a Real Estate Purchase and Sale Agreement (the “Real Estate Purchase Agreement”) with HS Processing, LP (“HS Processing”) under the terms of which the Company acquired from HS Processing a 32 acre tract of land, together with a 387,000 square foot single story manufacturing building and other improvements thereon located at 4400 County Road 59, Butler, DeKalb County, Indiana (the “Real Estate”) for a purchase price of $9.3 million.  The Real Estate is adjacent to the Company’s Flat Roll Mill in Butler, Indiana.

Contemporaneously with the execution and delivery of the Real Estate Purchase Agreement, the Company entered into an Equipment Purchase Agreement (the “Equipment Purchase Agreement”) with HS Processing and Heidtman Steel Products, Inc. (“Heidtman”) under the terms of which the Company acquired from HS Processing and Heidtman certain equipment, together with related parts and tooling located at the Real Estate (the “Equipment”) for a purchase price of $18.6 million.

The foregoing purchase prices for the Real Estate and the Equipment (collectively, the “Property”) were determined through an independent third party appraisal process to determine the fair market value of the Real Estate and the Equipment.

The Real Estate and Equipment have been used and will continue to be used by Heidtman in its steel processing operations.  Approximately four percent (4%) of the Company’s 2008 sales were to Heidtman, making Heidtman one of the Company’s largest customers, and both Heidtman and HS Processing are owned and controlled by John C. Bates, a director and stockholder of the Company.  As such, the transactions described in the Real Estate Purchase Agreement, the Equipment Purchase Agreement and the Master Lease (collectively the “Transactions”) constitute “related party” transactions, subject to the Company’s Statement of Policy For the Review, Approval or Ratification of Transactions With Related Persons, a copy of which is posted on the Company’s website at www.steeldynamics.com.  In conformity with the Policy, the Audit Committee of the Company’s Board of Directors reviewed the material facts pertaining to, as well as the terms of the Transactions, and determined that the Transactions, including all of the terms thereof, were fair, reasonable and in the best interest of the Company.

Accordingly, immediately following the acquisition of the Property by the Company, the Company entered into a Master Lease Agreement (the “Master Lease”) with Heidtman under the terms of which the Company agreed to lease the Property to Heidtman for a term of five years commencing on September 15, 2009 and terminating on August 31, 2014.  Heidtman will pay the Company a monthly rental for the Real Estate and for the Equipment in accordance with the following schedule:

Period	Real Estate Monthly Rental	Equipment Monthly Rental	Total
First 6 months	$69,750	$171,322	$241,072
Next 12 months	$85,250	$202,343	$287,593
Next 12 months	$85,560	$202,964	$288,524
Next 12 months	$85,876	$203,596	$289,473
Next 12 months	$86,199	$204,242	$290,441
Last 6 months	$103,305	$238,479	$341,784

In addition, Heidtman will be responsible for the payment of all real and personal property taxes and assessments levied or assessed upon the Property as well as all expenses, costs and obligations of every kind and type relating to the Property, it being the parties’ intention that the Master Lease shall be “absolutely net” to the Company.

The Master Lease also grants Heidtman an option to purchase the Property from the Company at any time during the term of the Master Lease, and for a period of 30 days following the termination of the Master Lease.

Heidtman may not exercise its option to purchase the Real Estate separate and apart from the Equipment, or the Equipment separate and apart from the Real Estate.  In the event Heidtman exercises its option to purchase the Property, the Company will retain a right of first refusal with respect to the Property in the event Heidtman elects to subsequently resell the Property.

The Master Lease also provides that in the event that Heidtman does not elect to exercise its option to purchase the Property during the term of the Master Lease, and if, within twelve months thereafter (i) the Company sells the Property to a third party for an amount less than the original purchase price paid by the Company, Heidtman will be obligated to pay the Company the difference between the original purchase price and the ultimate sale price to such third party, or (ii) the Company sells the Property to a third party for an amount greater than the original purchase price paid by the Company, the Company will be obligated to pay Heidtman Forty Percent (40%) of the difference between the original purchase price and the ultimate sale price to such third party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

	By:	/s/ Theresa E. Wagler
Date: September 21, 2009		Theresa E. Wagler
Title: Chief Financial Officer